                                                            EXHIBIT 4.1



                                  SECOND AMENDMENT


         SECOND AMENDMENT, dated as of September 8, 1999 (this "Amendment"), to the Second Amended and Restated Credit Agreement, dated as of October
10, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among LANDSTAR SYSTEM HOLDINGS, INC., a Delaware Corporation (the "Borrower"), LANDSTAR SYSTEM, INC., a Delaware corporation (the "Parent"), the Subsidiaries of the Borrower which are signatories hereto, the several banks and other financial institutions from time to time parties to this agreement (such banks and other financial institutions other than the Existing Lenders, the "Lenders") and The Chase Manhattan Bank ("Chase"), as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").


                            W I T N E S S E T H:


         WHEREAS, the Borrower, the Parent, the Subsidiaries of the Borrower which are signatories hereto, the Lenders and the Agent are parties to the Credit Agreement; and

         WHEREAS, the Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement, and the Lenders are agreeable to such request upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the Borrower, the Parent, the Subsidiaries of the Borrower which are signatories hereto and the Agent hereby agree as follows:

1    Definitions.  All terms defined in the Credit Agreement
shall have such defined meanings when used herein unless otherwise defined herein.

2    Amendment to Section 1.1.  Section 1.1 is hereby amended
by inserting the phrase "and/or any other Persons principally engaged in trucking or a similar business" immediately before the period in the definition of the term "Insurance Subsidiary."

3    Amendment to Section 4.16.  Section 4.16 is hereby amended by inserting the phrase "and to repurchase the Capital Stock of the Borrower" immediately after the term "Permitted Acquisitions" in the first sentence of such subsection.

4    Amendment to Section 6.4.  Section 6.4 is hereby amended
by inserting the phrase "and/or any other Persons principally engaged in trucking or a similar business" immediately before the second parenthesis therein.





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5    Amendment of Subsection 7.1(a).  Subsection 7.1(a) of the
Credit Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following new subsection 7.1(a):

"(a) Maintenance of Net Worth. Permit Consolidated Net Worth on the last day of any fiscal quarter of the Parent to be less than $80,000,000."

6    Amendment of Subsection 7.10(e).  Subsection 7.10(e) of the
Credit Agreement is hereby amended by deleting the Dollar amount "$10,000,000" and inserting in lieu thereof the Dollar amount "$20,000,000" and by deleting the word "three" and inserting in lieu thereof the word "five".

7    Amendment of Subsection 7.16.  Subsection 7.16 of the
Credit Agreement is hereby amended by adding the phrase "and/or any other Persons principally engaged in trucking or a similar business" in the fourth line from the bottom of that subsection, immediately after the word "Subsidiaries" and before the word "provided" and adding the following new language after the last parenthesis therein:

             "and provided, further, that no more than one third (1/3) of the total insurance premiums received by the Insurance Subsidiary during any period of four consecutive fiscal quarters may derive from policies held by Persons principally engaged in trucking or a similar business not doing business with the Borrower and/or any of its Subsidiaries."

8    Representations; No Default.  On and as of the date hereof, and after giving effect to this Amendment, the Borrower confirms, reaffirms and restates that the representations and warranties set forth in Section IV of the Credit Agreement are true and correct in all material respects, provided that the references to the Credit Agreement therein shall be deemed to be references to this Amendment and to the Credit Agreement as amended by this Amendment.

9    Conditions to Effectiveness.  This Amendment shall become
effective on the date on which the Agent shall have received counterparts of this Amendment, duly executed and delivered by a duly authorized officer of each of the Borrower, the Parent, each Guarantor which is a party to the Subsidiaries Guarantee and each of the Required Lenders.

10   Limited Effect.  Except as expressly amended herein, the
Credit Agreement shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or to prejudice any other right or rights which the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein, as the same may be amended from time to time.







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11   Costs and Expenses.  The Borrower agrees to pay or
reimburse the Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with this Amendment, including, without limitation, the reasonable fees and disbursements of its counsel.

12   Counterparts.  This Amendment may be executed by one or
more of the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

13   GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND
CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW
YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.


LANDSTAR SYSTEM HOLDINGS, INC.


By:
Title:


LANDSTAR SYSTEM, INC.


By:
Title:


THE CHASE MANHATTAN BANK,
  as Administrative Agent and as a Lender


By:
                                             Title:




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